Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Edward C. Milligan	Samuel B. Hay III
	Chairman & CEO	President & COO
	Main Street Banks	Main Street Banks
	(770) 422-2888	(770) 385-2424

MAIN STREET BANKS ANNOUNCES PUBLIC OFFERING OF

1,500,000 SHARES OF COMMON STOCK

Atlanta, GA, December 9, 2004 – Main Street Banks, Inc. (Nasdaq: MSBK) today announced that it has entered into an underwriting agreement to issue and sell in a public offering 1,500,000 shares of its common stock at $31.25 per share, subject to customary closing conditions. Main Street has also granted the underwriters a 30 day option to purchase up to 225,000 additional shares to cover over-allotments, if any.

Raymond James & Associates, Inc. is acting as the sole book-running manager for the offering, and SunTrust Robinson Humphrey is acting as co-manager. The offering is being made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.

The common stock is offered only by means of the prospectus and related prospectus supplement. Copies of the prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Raymond James & Associates Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of the securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Main Street

Main Street Banks, Inc., a $2.3 billion asset, community banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 22 banking centers located in seventeen of Georgia’s fastest growing communities. Main Street is the largest community banking organization in the Atlanta metropolitan area.

Forward-Looking Statements

This press release contains forward-looking statements as defined by federal securities laws. Statements contained in this press release which are not historical facts are forward-looking statements. Such statements include expectations as to the completion, size and timing of the offering. A number of risks and uncertainties could cause actual events to differ from Main Street’s expectations indicated by these forward-looking statements. These risks include satisfaction of the conditions to closing the common stock offering contained in the underwriting agreement and other risks addressed in Main Street’s filings with the Securities and Exchange Commission. Main Street undertakes no obligation to update these statements following the date of this press release. In addition, Main Street, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of Main Street’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by Main Street with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of Main Street or its senior management should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.